Exhibit 4.21

FORM OF EQUITY PLEDGE AGREEMENT

(Summary Translation)

This Equity Pledge Agreement (this “Agreement”) is made and entered into by the parties below on [specify date] in [specify city], People’s Republic of China (“China”):

Pledgee: [specify name of a subsidiary of SouFun Holdings Limited] of [specify address]

Pledgor I: [specify name of shareholder of a consolidated controlled entity] of [specify address]

Pledgor II: [specify name of shareholder of the consolidated controlled entity] of [specify address]

Pledgor I and Pledgor II are hereinafter referred to as the “Pledgor(s),” and the Pledgee and the Pledgors, collectively, the “Parties.”

Whereas:

Each Pledgor is a PRC citizen holding equity interests of [specify percentage]% and [specify percentage]%, respectively, in [specify name of the consolidated controlled entity] (the “Company”).

The Company is a company registered in [specified city], China, engaging in [specify government approved business scope].

The Pledgee is a wholly foreign owned enterprise registered in [specify city], China, licensed by relevant government departments to lawfully engage in the business of [specify government approved business scope].

The Pledgee and the Company have entered into the Service Agreement as defined in Article 1 on [specify date].

In order to ensure that the Pledgee can collect consulting and services fees pursuant to the Service Agreement from the Company, the Pledgors hereby pledge all of their Equity Interests as defined in Article 1 in the Company to the Pledgee as a guarantee for the payment of the consulting and services fees under the Service Agreement.

NOW, THEREFORE, the Pledgors and the Pledgee, through negotiations on the principle of equality, agree as follows:

1.             Definition. Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1           Right of Pledge: as specified in Article 2 of this Agreement.

1.2           Equity Interests: 100% of the equity interests held by the Pledgors in the Company.

1.3           Term of Pledge: the term specified in Article 3 hereunder.

1.4           Service Agreement: the Exclusive Technical Consultancy and Services Agreement entered into by the Company and the Pledgee on [specify date].

1.5           Breach of Agreement: any circumstance specified in Article 6.1 hereunder.

1.6           Notice of Breach: a notice sent by the Pledgee under this Agreement declaring a Breach of Agreement.

Terms not specifically defined hereunder shall have the same meaning as the corresponding terms contained in the Service Agreement.

2.             Pledge and Right of Pledge.

2.1           The Pledgors pledge all their Equity Interests in the Company to the Pledgee. The Right of Pledge means the priority right enjoyed by the Pledgee to claim the consulting and services fees, which the Pledgee is entitled to under the Service Agreement from funds obtained through conversion, auction or sale of the Equity Interests that the Pledgors pledge to the Pledgee.

3.             Term of Pledge.

3.1           This Agreement shall come into force upon the date when the pledge of Equity Interests hereunder is recorded in the register of shareholders of the Company, and such pledge shall remain valid for ten (10) years and can be extended at the sole discretion of the Pledgee.

3.2           During the Term of Pledge, the Pledgee is entitled to exercise its Right of Pledge should the Company not disburse part or all of the consulting and services fees under the Service Agreement.

4.             Custody of the Certificate for Pledge.

4.1           During the term of this Agreement, the Pledgee shall keep in custody the investment certificates of the Equity Interests in the Company and the register of shareholders of the Company in which the pledge of the Equity Interests hereunder is recorded. Within one (1) week of the execution of this Agreement, the Pledgors shall deliver these aforesaid documents to the Pledgee.

4.2           The Pledgee is entitled to collect dividends arising out of the Equity Interests.

5.             Representations and Warranties of the Pledgors.

5.1           The Pledgors are PRC citizens with full capacity for civil act, with full and independent legal status, and are legally competent to sign, deliver and perform this Agreement. Each of the Pledgors can sue or be sued in a litigation.

5.2           The Pledgors are the lawful owners of the Equity Interests.

5.3           The Pledgors can sign this Agreement without the consent of any third party.

5.4           When exercising its Right of Pledge under this Agreement, the Pledgee shall not be interfered by any other party.

5.5           Except for the Right of Pledge, there are no other liens, pledges, mortgages, claims or other guarantee rights, or restrictions imposed by or belonging to any third party, in the Equity Interests.

5.6           Without the prior written consent of the Pledgee, the Pledgors shall not transfer the Equity Interests, nor shall they establish or permit to be established any liens, pledges, mortgages, claims or other guarantee rights, or restrictions in favor of any third party, that may affect the rights and interests of the Pledgee.

5.7           The Pledgors shall observe and comply with any and all provisions of laws and regulations concerning the pledge. Within five (5) days after receiving any notice or decree issued or provided by relevant authorities, the Pledgors shall present such notice or decree to the Pledgee, and issue opinion on the aforesaid matters upon the reasonable request of the Pledgee.

5.8           The Pledgors shall promptly notify the Pledgee of any event or circumstance that may affect the Equity Interests pledged, change any of the Pledgors’ warranties and obligations, or affect the performance of the Pledgors’ obligations hereunder.

5.9           The Pledgors hereby agree that the Right of Pledge to be exercised by the Pledgee shall not be disrupted or impaired by the Pledgors, the Pledgors’ successors, or trustees, or any other person.

5.10         Each of the Pledgors has full power to sign, deliver and perform this Agreement. This Agreement shall be signed and delivered by the Pledgors legally and properly. This Agreement shall be binding upon the Pledgors and may be enforced against the Pledgors in accordance with the terms and conditions hereunder.

5.11         The Pledgors shall complete the procedures for registration and filing with the relevant government departments, including but not limited to the State Administration of Industry and Commerce in China.

5.12         In the interests of the Pledgee, the Pledgors shall observe and perform all of the aforesaid warranties, undertakings, agreements, representations and conditions. Should any of the Pledgors not perform or fully perform such warranties, undertakings, agreements, representations and conditions, it shall be liable for damages to the Pledgee for any loss suffered by the Pledgee arising therefrom.

6.             Breach of Agreement.

6.1           Any of the following events shall be deemed a Breach of Agreement:

6.1.1           The Company fails to promptly disburse the total consulting and services fees under the Service Agreement.

6.1.2           Any of the representations and warranties contained in Article 5 are materially misleading or false, and/or the Pledgors breach any of the representations and warranties contained in Article 5.

6.1.3           The Pledgors breach any of the terms and conditions of this Agreement.

6.1.4           Unless otherwise agreed under Article 5.6, the Pledgors forfeit the Equity Interests pledged or transfer such Equity Interests without the written consent of the Pledgee.

6.1.5           Any loan, guaranty, indemnification, undertaking or other responsibility that the Company owes to any third party (1) is requested to be repaid or performed in advance due to breach of contract by the Company; or (2) is due but not repaid or performed by the Company such that the Pledgee believes that the capacity of the Company to perform its obligations has been affected thereby.

6.1.6           The Pledgors fail to repay any of their own debts.

6.1.7           This Agreement becomes illegal due to the publication of relevant laws or the Pledgors fail to continue performing their obligations hereunder.

6.1.8           Any consent, approval or authorization by government organizations required to render this Agreement enforceable, legal, or valid is rescinded, terminated, invalidated or materially amended.

6.1.9           Properties owned by the Pledgors have suffered an adverse change such that the Pledgee believes that the capacity of the Pledgors to perform their obligations has been adversely affected thereby.

6.1.10         The successor or custodian of the Company performs only part of, or refuses to perform, the payment obligations under the Service Agreement.

6.1.11         The Pledgee is unable to exercise its Right of Pledge under the relevant laws.

6.2           The Pledgors shall notify the Pledgee in writing if the Pledgors become aware of, or find out about, the occurrence of any of the events or circumstances specified in Article 6.1 or occurrences that may lead to the aforesaid events or circumstances.

6.3           Unless the events or circumstances specified in Articles 6.1 under this Agreement have been settled to the Pledgee’s satisfaction, the Pledgee may send a Notice of Breach in writing to the Pledgors at any time during or after a Breach of Agreement by the Pledgors, requesting the Pledgors to forthwith pay any and all debts under the Service Agreement and other debts due, or it may exercise its Right of Pledge in accordance with the provisions contained in Article 7 hereunder.

7.             Exercise of Right of Pledge.

7.1           Before repaying in full the consulting and services fees under the Service Agreement, the Pledgors shall not transfer the Equity Interests pledged without the written consent of the Pledgee.

7.2           The Pledgee shall send a Notice of Breach to the Pledgors when the Pledgee exercises its Right of Pledge.

7.3           The Pledgee can exercise its Right of Pledge when it sends a Notice of Breach or at any time after sending such Notice in accordance with the provisions contained in Article 6.3.

7.4           The Pledgee has priority in receiving repayment from funds obtained through conversion, auction or sale of part or all of the Equity Interests under this Agreement pursuant to legal procedures, until the consulting and services fees remaining unpaid under the Service Agreement and all other payments due have been paid off.

7.5           When the Pledgee exercises its Right of Pledge under this Agreement, the Pledgors shall not obstruct such exercise in any way and shall instead render any necessary assistance so that the Pledgee can realize its Right of Pledge.

8.             Transfer.

8.1           Unless previously consented to in writing by the Pledgee, none of the Pledgors shall have any right to donate or transfer the rights and obligations under this Agreement.

8.2           This Agreement shall be binding upon the Pledgors, the Pledgors’ successors and transferees of the Equity Interests pledged with the consent of the Pledgee, and shall remain a valid obligation on the Pledgee and any of its successors and transferees.

8.3           The Pledgee can transfer, at any time, any and all rights and obligations under the Service Agreement to any person designated by the Pledgee. Under such circumstances, the transferee shall have the same rights and obligations of the Pledgee under this Agreement as if it were a Party hereto. The Pledgors shall sign any relevant agreements and/or documents effecting such transfer upon the request of the Pledgee when the Pledgee transfers the aforesaid rights and obligations.

8.4           If the identity of the Pledgee or Pledgors changes due to the aforesaid transfer of the rights and obligations herein, the new parties involved in the pledge shall sign a new pledge agreement.

9.             Termination.

9.1           When the consulting and services fees under the Service Agreement are fully repaid and the Company has performed all other obligations under the Service Agreement, this Agreement shall be terminated.

10.           Expenses.

10.1         Any and all expenses relating to this Agreement, to the extent reasonable, including but not limited to the legal fees, production costs, stamp duties and any other taxes and expenses, shall be borne by the Pledgors. Should the Pledgee pay any such expenses or taxes, the Pledgors shall fully reimburse the Pledgee for the aforesaid expenses or taxes paid by the Pledgee.

10.2         The Pledgee may take any measure to claim from the Pledgors any such expenses or taxes arising under this Agreement or such other expenses or taxes that the Pledgors agreed to pay but have not yet paid. Any and all expenses (including but not limited to taxes and expenditures, handling charges, overhead expenses, legal costs, attorney’s fees and insurance premiums) arising out of the aforesaid claims shall be borne by the Pledgors.

11.           Force Majeure.

11.1         “Force majeure” means any unforeseeable circumstance which is beyond the control of a Party, or any unavoidable event, even if foreseeable, as a result of which such Party is unable to perform its obligations, in whole or in part, under this Agreement. Such circumstances include, but are not limited to, any strike, factory closure, explosion, maritime peril, natural disaster, act by a public enemy, fire, flood, accident, war, riot, insurgence or any other similar event.

11.2         Should the affected Party be prevented from performing its obligations hereunder due to any force majeure event, the aforesaid obligations shall be suspended during the continuation of such force majeure event, and the time for performing such obligations shall be extended automatically until the force majeure event ends. The affected Party shall not be liable for its non-performance during the force majeure event.

11.3         Any Party encountering a force majeure event shall forthwith notify the other Parties in writing and supply proper evidence of the inception of the force majeure event and its continuing period. Such Party shall make every reasonable endeavor to mitigate the damages of such event of force majeure.

11.4         If a force majeure event occurs, the Parties shall forthwith negotiate a fair solution, and shall make any and all reasonable efforts to minimize the effects of any event of force majeure.

11.5         If the force majeure event lasts over ninety (90) days and the Parties do not reach any agreement on a just solution, any of the Parties shall be entitled to terminate this Agreement. In case of termination of this Agreement pursuant to the aforesaid provision, none of the Parties shall have any rights or obligations subsequent thereto, but the rights and obligations of each Party arising hereunder before such termination shall not be affected.

12.           Dispute Resolution.

12.1         The PRC law shall govern the execution, validity, interpretation, amendment, termination and resolution of disputes arising out of this Agreement. The PRC law referred to herein does not include the laws of Taiwan, the Hong Kong Special Administration Region or the Macau Special Administration Region.

12.2         Any dispute arising from or related to this Agreement shall be settled first through friendly negotiations. If such dispute cannot be settled within thirty (30) days after the start of negotiations, it shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration and be arbitrated in Beijing, China in accordance with its arbitration rules when such arbitration application was submitted. The arbitral award shall be final and binding upon all Parties. Unless otherwise decided by the arbitration commission, arbitration fees and other expenses in relation to such arbitration shall be borne by the losing Party.

13.           Notice.

13.1         Any notice or other communication sent by any Party shall be written in Chinese, and sent by mail or facsimile transmission to the addresses of the other Parties set forth below or to other designated addresses previously notified by any such other Party. If any Party changes its address, it shall notify the other Parties of such change in a timely and effective manner. The dates on which such notices are deemed to have been effectively given shall be determined as follows:

(A)         Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(B)         Notices sent by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark);

(C)         Notices sent by a courier recognized by the Parties shall be deemed effectively given on the third (3rd) day after they were sent to such courier service agency; and

(D)         Notices sent by facsimile transmission shall be deemed effectively given on the first business day following the date of transmission, as indicated on the document.

Pledgee: [specify]

Address: [specify]

Fax: [specify]

Tel: [specify]

Pledgor I: [specify]

Address: [specify]

Fax: [specify]

Tel: [specify]

Pledgor II: [specify]

Address: [specify]

Fax: [specify]

Tel: [specify]

14.           Schedule.

14.1         The schedules contained herein constitute an integral part of this Agreement.

15.           Effectiveness.

15.1         This Agreement and any amendment, supplement or modification hereto shall be made in writing and come into force upon execution and seal of the Parties.

15.2         This Agreement is made in Chinese with [specify number] copies.

Pledgor I: (signature and seal)	Pledgee: (seal)

Date of Execution: [specify]	Legal representative or authorized agent
(signature and seal)

Date of Execution: [specify]

Pledgor II: (signature and seal)

Date of Execution: [specify]

Schedules:

1.          Register of Shareholders of the Company

2.          Certificate of Capital Contribution of the Company

3.          Exclusive Technical Consultancy and Services Agreement

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